Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Media contact:
September 1, 2016	Bob Varettoni
908.559.6388
robert.a.varettoni@verizon.com

Verizon CFO Fran Shammo announces plans to retire

-- Matt Ellis appointed CFO, effective Nov. 1 --

NEW YORK – Verizon Communications Inc. (NYSE, Nasdaq: VZ) today announced that Francis J. (Fran) Shammo plans to retire at the end of 2016 after 27 years with the company. Prior to his retirement, he will step down as executive vice president and chief financial officer, effective Nov. 1.

Verizon’s Board of Directors today appointed Matthew D. (Matt) Ellis to succeed Shammo as executive vice president and CFO. Ellis is currently senior vice president and CFO - Operations Finance, responsible for providing financial support to Verizon’s wireless and wireline business units.

Verizon Chairman and CEO Lowell McAdam said, “I’ve worked closely with Fran for many years and have been continually impressed by his success at balancing the needs of customers, shareholders and employees. He has been a tremendous leader, and a voice of sound advice and counsel to me and the rest of Verizon’s leadership team. While Fran will be greatly missed, I respect his decision to retire, and I am pleased that he will stay through year-end to ensure a smooth transition.”

McAdam added, “I’m also pleased that we have such great bench strength at Verizon that our Board could appoint an executive as accomplished as Matt Ellis to succeed Fran. Within months of joining Verizon as treasurer in 2013, Matt led the team that raised a record $49 billion in one day to help finance Verizon’s acquisition of Vodafone’s interest in Verizon Wireless.”

Shammo said, “This is a great time for me to make this personal move. For Verizon, 2016 has been a significant transformational year, and I will leave knowing that the company is well-positioned to deliver on its strategic initiatives.”

Shammo, 55, was appointed Verizon CFO in November 2010, with responsibility for the company’s finance and strategic planning operations, and financial transaction services. Under his leadership, Verizon has focused on a strategy of network investment, strong dividends and transactions designed to deliver sustainable shareholder value. The company has divested non-strategic assets while securing complete ownership of Verizon Wireless and acquiring other assets (such as AOL Inc., Telogis Inc., and the recently announced Fleetmatics Group PLC and Yahoo! Inc. transactions) that position the company for future growth in the mobile video and Internet of Things markets.

Before 2010, Shammo was president and chief executive officer of Verizon Telecom and Business. Previously, Shammo was president of Verizon Business (now Verizon Enterprise Solutions), and prior to that he served as senior vice president and chief financial officer for Verizon Business.

Shammo had also served as president - West area for Verizon Wireless, and he was vice president and controller at the time of Verizon Wireless’ launch in 1999.

Shammo joined predecessor company Bell Atlantic Mobile in 1989.

Ellis joined Verizon from Tyson

Succeeding Shammo, Ellis will report to McAdam as Verizon CFO. Ellis, 45, currently reports to John Stratton, executive vice president and president of Operations, and a successor will be announced at a future date.

Prior to Ellis’ current role of providing financial leadership for Verizon’s business units, he was senior vice president and treasurer for Verizon, responsible for corporate-wide financing, cash management, pension and insurance activities, as well as the Verizon Capital Group.

Ellis joined Verizon in 2013, after having spent 15 years at Tyson Foods, Inc. in a variety of roles. At Tyson, he was vice president and treasurer, responsible for financing, cash management, insurance and credit. From 2007 through 2010, Ellis was vice president - Finance, where he was involved in merger and acquisition activity, including transactions in China, Brazil and India. From 2005 to 2007, Ellis was vice president - Country Manager, with responsibility for all aspects of Tyson’s Mexico subsidiary.

Previously, Ellis worked in England for Dixons Stores Group PLC and Coopers & Lybrand, where he qualified as a Chartered Accountant.

Ellis holds a Bachelor of Commerce (Accounting) degree from the University of Birmingham in the United Kingdom.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, has a diverse workforce of nearly 162,700 and generated nearly $132 billion in 2015 revenues. Verizon operates America’s most reliable wireless network, with 113.2 million retail connections nationwide. The company also provides communications and entertainment services over mobile broadband and the nation’s premiere all-fiber network, and delivers integrated business solutions to customers worldwide.

####

VERIZON’S ONLINE NEWS CENTER: News releases, feature stories, executive biographies and media contacts are available at Verizon’s online News Center at www.verizon.com/news/. News releases are also available through an RSS feed. To subscribe, visit www.verizon.com/about/rss-feeds/.